News

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, December 1, 2009 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2009.

The Company reported net income of $101,000 for the three months ended September 30, 2009, compared to a net loss of $3.0 million for the three months ended September 30, 2008.  The Company reported a net loss for the year ended September 30, 2009 of $6.1 million, compared to a net loss of $2.9 million for the year ended September 30, 2008.

Basic and diluted earnings (losses) per share were $0.02 and ($1.06) for the three and twelve months ended September 30, 2009, and for the three months and twelve months ended September 30, 2008 were ($0.53) and ($0.51), respectively.

Results of Operations

Net income increased $3.1 million during the three-month period ended September 30, 2009 compared with the three-month period ended September 30, 2008 while net income decreased $3.2 million during the year ended September 30, 2009 compared with the year ended September 30, 2008. The increase between the three month periods was primarily due to lower provisions for loan losses while the decrease between the twelve month periods was primarily due to higher provisions for loan losses. Provisions for loan loss were $621,000 during the three months ended September 30, 2009 compared with $3.3 million for the three months ended September 30, 2008. Provisions for loan loss  were $8.2 million during the year ended September 30, 2009 compared with $4.3 million for the year ended September 30, 2008 due to higher levels of non-performing loans, adverse economic conditions that resulted in depreciation of collateral values securing construction and commercial loans, and higher levels of loan charge-offs during the current period.

The Company’s net interest margin decreased by 19 basis points to 2.95% for the quarter ended September 30, 2009 compared to 3.14% for the quarter ended September 30, 2008. For the year ended September 30, 2009, the net interest margin decreased by 37 basis points to 2.82% compared to 3.19% for the year ended September 30, 2008. The decrease in the net interest margin between periods was attributable to higher levels of non-performing assets that were no longer providing a yield to the Company and to reductions in the federal funds interest rate ranging between 175 and 200 basis points during the twelve month period.

Net interest and dividend income increased $62,000, or 1.7%, to $3.8 million during the quarter ended September 30, 2009 from $3.7 million during the quarter ended September 30, 2008. Net interest and dividend income decreased $378,000, or 2.6%, to $14.2 million during the year ended September 30, 2009 from $14.5 million during the year ended September 30, 2008.

Interest and dividend income decreased $464,000, or 6.6%, to $6.5 million for the three months ended September 30, 2009 from $7.0 million for the three months ended September 30, 2008. An increase in average interest-bearing assets of $37.9 million, or 8.0%, was more than offset by a decrease in the yield on such assets of 80 basis points to 5.08% for the three months ended September 30, 2009. Meanwhile, interest expense decreased $526,000, or 16.1%, to $2.7 million for the three months ended September 30, 2009 from $3.3 million for the three months ended September 30, 2008. While the average balance of interest-bearing liabilities increased $33.7 million between the two periods, the cost on such liabilities fell 65 basis points to 2.29% for the quarter ended September 30, 2009.

Interest and dividend income decreased $2.5 million, or 8.6%, to $26.3 million for the year ended September 30, 2009 from $28.8 million for the year ended September 30, 2008. An increase in average interest-bearing assets of $48.0 million, or 10.6%, was more than offset by a decrease in the yield on such assets of 110 basis points to 5.24% for the year ended September 30, 2009. Meanwhile, interest expense decreased $2.1 million, or 14.7%, to $12.2 million for the year ended September 30, 2009 from $14.3 million for the year ended September 30, 2008. While the average balance of interest-bearing liabilities increased $48.4 million between the two periods, the cost on such liabilities fell 78 basis points to 2.60% for the year ended September 30, 2009.

The provision for loan losses was $621,000 for the three months ended September 30, 2009 compared to $3.3 million for the three months ended September 30, 2008. Net charge-offs were $2.4 million for the three months ended September 30, 2009 compared to $3.2 million for the three months ended September 30, 2008. Provisions for loan losses were $8.2 million for the year ended September 30, 2009 compared to $4.3 million for the year ended September 30, 2008. There were net charge-offs of $6.9 million for the year ended September 30, 2009 compared to net charge-offs of $3.5 million for the year ended September 30, 2008.

The higher level of loan charge-offs resulted from depreciation of real estate collateral securing commercial and construction loans due to the current adverse economic environment. During the three months ended September 30, 2009, the Bank accepted a $536,000 shortfall on the payoff of an impaired $2.0 million construction loan and reduced the carrying balance via charge-off on ten loans totaling $15.7 million by $1.9 million to the appraised fair value of collateral securing the loans.  During the year ended September 30, 2009, the Bank charged-off $6.9 million from its allowance from loan loss, recovered $3,000 from prior period charge-offs, and added $8.2 million in provisions for loan loss.

Non-interest income increased $351,000, or 84.4%, to $767,000 during the three months ended September 30, 2009 compared to $416,000 for the three months ended September 30, 2008. The increase in non-interest income was primarily attributable to a $209,000 increase in gains recorded on sales of investment securities to $326,000 for the three months ended September 30, 2009 from $117,000 for the three months ended September 30, 2008. Non-interest income increased $1.6 million, or 110.0%, to $3.1 million during the year ended September 30, 2009 compared to $1.5 million for the year ended September 30, 2008. The increase in non-interest income was primarily attributable to a $1.4 million increase in gains recorded on sales of investment securities to $1.5 million for the year ended September 30, 2009 from $99,000 for the year ended September 30, 2008.

Non-interest expenses increased $261,000, or 7.3% to $3.9 million during the three months ended September 30, 2009 from $3.6 million during the three months ended September 30, 2008. Decreases in compensation and benefit expenses and in occupancy expenses of $52,000 and $43,000, respectively, between the three month periods were more than offset by increases in FDIC insurance premiums of $172,000 and professional services of $152,000. The FDIC has increased its insurance premiums for all insured institutions in the wake of the economic recession and the impact of increasing bank failures on the Deposit Insurance Fund. The increase in professional services reflected higher legal and foreclosure expenses associated with the collection of non-performing assets.

Non-interest expense increased $484,000, or 3.3%, to $15.1 million for the year ended September 30, 2009 compared to $14.6 million for the year ended September 30, 2008. Decreases in compensation and benefit expenses and in occupancy expenses of $388,000 and $133,000, respectively, between the annual periods were more than offset by increases in FDIC insurance premiums of $838,000 and professional services of $150,000.

The Company recorded tax expense of $2,000 and $55,000 and for the three and twelve months ended September 30, 2009, respectively, compared with tax expense of $281,000 and $82,000 for the three and twelve months ended September 30, 2008, respectively.

Balance Sheet Comparison

Total assets increased $7.6 million, or 1.4%, to $565.2 million during the three months ended September 30, 2009. The quarterly increase was attributable to $3.4 million of growth in investment securities and $3.0 million of growth in cash and cash equivalents. Total assets increased $50.9 million, or 9.9%, during the twelve months ended September 30, 2009. The annual increase was primarily attributable to $32.8 million of growth in net loans receivable to $439.0 million and $15.1 million of growth in investment securities to $74.0 million.

Total loans receivable at September 30, 2009 were comprised of $172.4 million (38.7%) in 1-4 family residential mortgage loans, $105.8 million (23.8%) in commercial real estate loans, $93.2 million (21.0%) in construction loans, $37.4 million (8.4%) in commercial business loans, and $36.0 million (8.1%) in home equity lines of credit and other loans. Total loans receivable at September 30, 2008 were comprised of $157.9 million (38.4%) in 1-4 family residential mortgage loans, $92.9 million (22.6%) in construction loans, $92.8 million (22.6%) in commercial real estate loans, $36.0 million (8.8%) in commercial business loans, and $31.2 million (7.6%) in home equity lines of credit and other loans.

Total non-performing loans increased by $261,000 to $33.5 million at September 30, 2009 from $33.2 million at June 30, 2009. This increase was the result of seven loan relationships totaling $6.1 million that have been downgraded and placed on non-accrual status during the three months ended September 30, 2009. Of these new non-performing loans, three relationships totaling $3.6 million were secured by 1-4 family residential mortgage loans, three relationships totaling $2.2 million were construction loans, and one loan totaling $318,000 was secured by a mortgage on a multi-family residential property. The increase in non-performing loans was largely offset by repayments and payoffs of previously non-performing loans totaling $4.4 million, $3.9 million of which occurred in the construction loan portfolio.

Total non-performing loans increased by $13.4 million to $33.5 million at September 30, 2009 from $20.1 million at September 30, 2008. This increase was the result of commercial and construction loans that have been downgraded and placed on non-accrual status during the year ended September 30, 2009. Non-performing loans consisted of thirteen (13) construction loans totaling $19.5 million, seven (7) commercial real estate loans totaling $7.4 million, eleven (11) loans secured by 1-4 family residential mortgage properties totaling $5.7 million, and six (6) commercial business loans totaling $879,000. The ratio of non-performing loans to total loans was 7.53% at September 30, 2009 compared to 4.89% at September 30, 2008.

The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The allowance for loan losses decreased by $1.8 million during the three months ended September 30, 2009 to $5.8 million and increased by $1.3 million from $4.5 million at September 30, 2008. The decrease during the quarter ended September 30, 2009 was primarily attributable to net charge-offs totaling $2.4 million, partially offset by provisions for loan loss of $621,000. The annual increase in the allowance for loan losses was primarily attributable to the higher current year loan loss provision which reflected the higher levels of non-performing loans, adverse economic conditions that resulted in depreciation of collateral values securing construction and commercial loans, higher levels of loan charge-offs, which totaled $6.9 million for the year ended September 30, 2009, and the overall growth in the loan portfolio.

The allowance for loan losses as a percentage of non-performing loans was 17.3% at September 30, 2009 compared with 22.4% at September 30, 2008. At September 30, 2009 our allowance for loan losses as a percentage of total loans was 1.31% compared with 1.10% at September 30, 2008. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation of the current adverse economic environment.

At September 30, 2009, investment securities were $74.0 million, reflecting an increase of $3.4 million, or 4.9%, from June 30, 2009 and an increase of $15.1 million, or 25.6%, from September 30, 2008. Investment securities consisted of $59.6 million of mortgage-backed securities, $10.4 million of U.S. Government and Agency obligations, and $4.0 million of corporate notes. The mortgage-backed securities are collateralized by mortgage loans that do not contain sub-prime mortgage loans.

Total deposits grew $5.5 million, or 1.2%, and $73.0 million, or 19.4%, respectively, during the three and twelve months ended September 30, 2009 to $448.5 million. The growth in deposits during the three months ended September 30, 2009 occurred in money market accounts, which increased $7.3 million, or 9.3%, and checking and savings accounts, which increased $1.8 million, or 1.3%, partially offset by a $3.6 million decrease in certificates of deposit. The growth in deposits during the twelve months ended September 30, 2009 occurred in all categories: savings accounts increased $23.8 million, or 69.8%, checking accounts increased $23.8 million, or 39.1%, certificates of deposit (including individual retirement accounts) increased $13.6 million, or 6.6% and money market accounts increased $11.8 million, or 15.9%. Deposits accounted for 79.4% of assets and 102.2% of net loans at September 30, 2009.

At September 30, 2009, the Company held $12.0 million in Certificate of Deposit Account Registry Service (CDARS) Reciprocal certificates of deposit and $15.9 million in brokered certificates of deposit.

The Company’s successful deposit strategy during the twelve months ended September 30, 2009 resulted in the repayment of Federal Home Loan Bank of New York (FHLBNY) advances. FHLBNY advances increased $2.0 million and decreased $17.8 million during the three and twelve months ended September 30, 2009, respectively, to $55.1 million, or 9.8% of assets.

On November 16, 2007, the Company’s Board of Directors approved a second stock repurchase plan that allows for the repurchase of an additional 5% of its outstanding shares (excluding shares held by

Magyar Bancorp, MHC, the Company’s mutual holding company), or up to 129,924 shares. For the three months ended September 30, 2009, the Company did not repurchase any shares. For the twelve months ended September 30, 2009, the Company repurchased 9,600 shares at an average price of $8.95. The Company has repurchased 66,970 shares pursuant to the second stock repurchase plan through September 30, 2009, reducing outstanding shares to 5,767,434.

The Company’s book value per share decreased to $6.94 at September 30, 2009 from $7.96 at September 30, 2008. The decrease was the result of the Company’s results from operations, partially offset by the reduction of shares outstanding during the twelve month period.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 86 years with a complete line of financial products and services.  Today, Magyar operates five branch locations in New Brunswick (2), North Brunswick, South Brunswick and Branchburg. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Income Statement Data:
Interest and dividend income	$6,548	$7,012	$26,338	$28,820
Interest expense	2,740	3,266	12,188	14,292
Net interest and dividend income	3,808	3,746	14,150	14,528
Provision for loan losses	621	3,331	8,212	4,255
Net interest and dividend income after
provision for loan losses	3,187	415	5,938	10,273
Non-interest income	767	416	3,079	1,464
Non-interest expense	3,851	3,590	15,082	14,598
Income (loss) before income tax expense	103	(2,759)	(6,065)	(2,861)
Income tax expense (benefit)	2	281	55	82
Net income (loss)	$101	$(3,040)	$(6,120)	$(2,943)

Per Share Data:
Basic earnings (loss) per share	$0.02	$(0.53)	$(1.06)	$(0.51)
Diluted earnings (loss) per share	$0.02	$(0.53)	$(1.06)	$(0.51)
Book value per share, at period end	$6.94	$7.96	$6.94	$7.96

Selected Ratios (annualized):
Return on average assets	0.07%	-2.34%	-1.12%	-0.59%
Return on average equity	0.98%	-26.51%	-15.27%	-6.37%
Net interest margin	2.95%	3.14%	2.82%	3.19%

	For the Period Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Balance Sheet Data:
Assets	$565,207	$557,629	$514,272
Loans receivable	444,804	446,236	410,651
Allowance for loan losses	5,807	7,620	4,502
Investment securities - available for sale, at fair value	18,083	27,805	49,326
Investment securities - held to maturity, at cost	55,951	42,783	9,618
Deposits	448,517	443,017	375,560
Borrowings	70,127	68,172	87,934
Shareholders' Equity	40,027	40,188	45,826

Asset Quality Data:
Non-performing loans	$33,484	$33,223	$20,068
REO property	5,562	5,128	4,666
Allowance for loan losses to non-performing loans	17.34%	22.94%	22.43%
Allowance for loan losses to total loans receivable	1.31%	1.71%	1.10%
Non-performing loans to total loans receivable	7.53%	7.45%	4.89%
Non-performing assets to total assets	6.91%	6.88%	4.81%
Non-performing assets to total equity	97.55%	95.43%	53.97%